                                                                   EXHIBIT 10(y)


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:

FRUIT OF THE LOOM, INC., et al.,
                                                       Chapter 11 Cases
             Debtors.                                  No. 99-04497 (PJW)
                                                       Jointly Administered


            SUPPLEMENT TO DISCLOSURE STATEMENT WITH RESPECT TO THIRD AMENDED JOINT PLAN OF REORGANIZATION OF FRUIT OF THE LOOM







                                        MILBANK, TWEED, HADLEY & MCCLOY LLP
                                        1 Chase Manhattan Plaza
                                        New York, New York 10005-1413
                                        (212) 530-5000

                                        - and -

                                        SAUL EWING LLP
                                        222 Delaware Street
                                        Wilmington, Delaware 19801
                                        (302) 421-6800

                                        Attorneys for Fruit of
                                        the Loom, Inc. et al.,
                                        Debtors and Debtors-in-Possession


Dated: Wilmington, Delaware
       March 19, 2002

                                   DISCLAIMER

     THIS SUPPLEMENT PROVIDES ADDITIONAL DISCLOSURE AND SUPPLEMENTS THE DISCLOSURE STATEMENT DATED FEBRUARY 4, 2002 (THE "DISCLOSURE STATEMENT"). THE PRIMARY PURPOSE OF THIS SUPPLEMENT IS TO ALERT YOU TO THE FACT THAT A SETTLEMENT HAS BEEN REACHED WITH A GROUP OF NOTEHOLDERS HOLDING 8 7/8% NOTES, AND THAT AS A RESULT OF THIS SETTLEMENT THERE ARE CERTAIN CHANGES TO THE DISTRIBUTIONS TO BE RECEIVED BY CERTAIN CLASSES OF CREDITORS, ALL OF WHICH ARE DESCRIBED IN THIS SUPPLEMENT.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS SUPPLEMENT OR IN THE DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS SUPPLEMENT, THE PLAN ATTACHED HERETO (THE "AMENDED PLAN") AND THE DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS) IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE AMENDED PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS SUPPLEMENT OR IN THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE AMENDED PLAN, THE PLAN SUPPLEMENT AND THE OTHER EXHIBITS TO THIS SUPPLEMENT OR THE DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS SUPPLEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

     THIS SUPPLEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF FRUIT OF THE LOOM SHOULD NOT RELY UPON THIS SUPPLEMENT OR THE DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS SUPPLEMENT OR THE DISCLOSURE STATEMENT AND THE AMENDED PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     THIS SUPPLEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     FURTHER INFORMATION REGARDING FRUIT OF THE LOOM AND ITS BUSINESSES AND OPERATIONS AND MATERIAL HISTORICAL EVENTS IS

AVAILABLE IN PUBLIC FILINGS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION. IF YOU WISH TO OBTAIN COPIES OF SUCH FILINGS, AT YOUR OWN EXPENSE, UNLESS OTHERWISE SPECIFICALLY REQUIRED BY BANKRUPTCY RULE 3017(D), PLEASE SEND A WRITTEN REQUEST FOR ANY SPECIFIC DOCUMENT(S) TO: MILBANK, TWEED, HADLEY & McCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10005, ATTN.: RENA STRAPPAZON, LEGAL ASSISTANT, FAX NUMBER (212) 530-5219.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS SUPPLEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN CONNECTION WITH SETTLEMENT NEGOTIATIONS.

     THIS SUPPLEMENT SUMMARIZES CERTAIN PROVISIONS OF THE AMENDED PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE AMENDED PLAN, EVENTS IN FRUIT OF THE LOOM'S REORGANIZATION CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE MEMBERS OF FRUIT OF THE LOOM BELIEVE THAT THE AMENDED PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE AMENDED PLAN, SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS SUPPLEMENT HAS BEEN PROVIDED BY FRUIT OF THE LOOM'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. FRUIT OF THE LOOM BELIEVES THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, BUT IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION. FRUIT OF THE LOOM IS SOLELY RESPONSIBLE FOR ALL STATEMENTS IN THE DISCLOSURE STATEMENT.

     THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF FRUIT OF THE LOOM OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

     THIS SUPPLEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING FRUIT OF THE LOOM OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, FRUIT OF THE LOOM. YOU SHOULD CONSULT YOUR OWN COUNSEL OR TAX ADVISOR AS TO ANY QUESTIONS OR CONCERNS

RESPECTING TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

     IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE STATEMENTS HEREIN AND THE AMENDED PLAN, THE AMENDED PLAN SHALL GOVERN.


                                   BACKGROUND

     Fruit of the Loom, Ltd. (a Cayman Islands company) ("FTL Cayman"), Fruit of the Loom, Inc. (a Delaware corporation) ("FTL Inc."), Union Underwear Company, Inc. ("Union Underwear"), and their other direct and indirect subsidiaries listed on the signature page hereof, debtors and debtors-in-possession (collectively, "Fruit of the Loom") commenced their Reorganization Cases (the "Reorganization Cases") by filing petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (as amended, the "Bankruptcy Code") on December 29, 1999 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On December 30, 1999, FTL Cayman also commenced a proceeding under the Companies Law (the "Cayman Proceeding") in the Grand Court of the Cayman Islands (the "Cayman Court").

     On January 31, 2002, Fruit of the Loom filed its Second Amended Joint Plan of Reorganization dated January 31, 2002 (as amended, the "Plan"). On January 28, 2002, the JPLs also filed an amended Scheme of Arrangement (as amended, the "Scheme of Arrangement" or "Scheme"), which is coordinated with, and contingent upon the effectiveness of, the Plan.

     On March 19, 2002, Fruit of the Loom filed its Third Amended Joint Plan(1) of Reorganization dated March 19, 2002 (as amended, the "Amended Plan"), a copy of which is attached to this Supplement. To the extent required, the Scheme will be amended to conform to the Amended Plan. The Amended Plan (and, as to FTL Cayman only, the Scheme of Arrangement) sets forth how Claims against and Interests (within the meaning of section 501(a) of the Bankruptcy Code) in Fruit of the Loom will be treated upon the emergence of Fruit of the Loom from Chapter 11.

     The Amended Plan and the Scheme are a result of extensive negotiations with the Official Committee of Unsecured Creditors of Fruit of the Loom appointed in the Reorganization Cases (the "Unsecured Creditors Committee") which represents the holders of in excess of $450 million of unsecured debt, an ad hoc committee consisting of DDJ Capital Management, LLC, Lehman Brothers, Inc., and Mariner Investment Group, Inc., who are holders of the 8 7/8% Notes (the "Ad Hoc Committee of 8 7/8% Noteholders"), the steering committee of the informal committee of senior secured noteholders (the "Noteholders Steering Committee") and the unofficial prepetition bank steering committee (the "Bank Steering Committee"), together representing the interests of the holders of the Class 2 Claims holding approximately $1.2 billion of secured debt, and other constituencies in the Reorganization Cases, to resolve the parties' objections to the Plan, and reflects the results of a series of interconnected and mutually dependent settlements and compromises reached among the parties since the Petition Date.

--------
(1) Capitalized terms used in this Supplement and not defined herein shall have the meaning ascribed to such term in the Amended Plan or in the Disclosure Statement.

     The Amended Plan, among other things, continues to implement the sale of Fruit of the Loom's basic apparel business (the "Apparel Business") as a going concern to New FOL Inc. ("Purchaser"), a wholly owned subsidiary of Berkshire Hathaway Inc., pursuant to the terms, and subject to the conditions, of the Asset Purchase Agreement dated as of November 1, 2001 (as amended, the "Berkshire Agreement"), a copy of which is included in the Plan Supplement. THE AMENDED PLAN DOES, HOWEVER, MODIFY THE DISTRIBUTIONS TO CLASS 2 AND FORMER CLASS 4A CREDITORS UNDER THE PLAN. IN ADDITION, CLASS 4A IS SPLIT INTO TWO CLASSES:
CLASS 4C WHICH CONTAINS THE CLAIMS OF THE HOLDERS OF 8 7/8% NOTES AND A NEW CLASS 4A WHICH CONTAINS ALL OTHER FORMER CLASS 4A CLAIMS. IN PARTICULAR, THE DISTRIBUTIONS TO CLASS 2 ARE REDUCED BY THE SUM OF $9.35 MILLION (PLUS A POSSIBLE ADDITIONAL $1.551 MILLION), AND THE DISTRIBUTIONS THAT WENT TO OLD CLASS 4A ARE SPLIT BETWEEN NEW CLASS 4A AND NEW CLASS 4C. THE DISTRIBUTION TO NEW CLASS 4A IS ALSO INCREASED BY $2 MILLION, AND THE DISTRIBUTION TO NEW CLASS 4C IS ALSO INCREASED AN ADDITIONAL $15 MILLION, TO OR FOR THE BENEFIT OF CLASS 4C CREDITORS. THE ADDITIONAL FUNDS FOR THE INCREASED DISTRIBUTIONS ARE PROVIDED BY (I) AN UPWARD ADJUSTMENT TO THE PURCHASE PRICE UNDER THE BERKSHIRE AGREEMENT, PURSUANT TO AN AMENDMENT DATED AS OF THE DATE HEREOF AND (II) THE REDUCTION IN THE DISTRIBUTION TO CLASS 2. IN ADDITION, THE AMENDED PLAN RESOLVES THE DISPUTE REGARDING THE ALLOWED AMOUNT OF THE CLAIMS OF HOLDERS OF THE 7% DEBENTURES (WHICH ARE A PART OF THE PREPETITION SECURED CREDITOR CLAIMS IN CLASS 2), BY ALLOWING THEM IN THE AGGREGATE AMOUNT OF $90,750,629. THE FOLLOWING CHART SUMMARIZES THE CHANGES IN DISTRIBUTIONS TO CREDITORS IN CLASS 2 AND OLD CLASS 4A (NOW CLASS 4A AND CLASS 4C).

--------------------------------------------------------------------------------------------------------------------------
CLASS                         TREATMENT BEFORE AMENDED PLAN                     TREATMENT AFTER AMENDED PLAN
--------------------------------------------------------------------------------------------------------------------------
CLASS 2 -                     EACH HOLDER OF AN ALLOWED CLASS 2 CLAIM WOULD     CASH DISTRIBUTION IS REDUCED BY (a) $9.35
PREPETITION SECURED           RECEIVE ITS RATABLE PROPORTION OF (a) CASH IN     MILLION AND (b) AN AMOUNT OF UP TO
CREDITOR CLAIMS               AN AMOUNT TO BE DETERMINED, APPROXIMATELY         $1,551,000 OF THE FARLEY GROSS-UP
                              EQUAL TO $277 MILLION AND (b) 92.5% OF THE        RESERVE. THE MAXIMUM REDUCTION REPRESENTS
                              INTEREST IN FOL LIQUIDATION TRUST                 AN APPROXIMATE 1.2% DECREASE IN THE
                              REPRESENTING 92.5% OF THE ADJUSTED APPAREL        DISTRIBUTIONS TO CLASS 2 CREDITORS.
                              BUSINESS SALE PROCEEDS AND 92.5% OF THE NET       OTHERWISE, THE TREATMENT OF CLASS 2 IS
                              PROCEEDS OF THE LIQUIDATION OF THE NON-CORE       NOT CHANGED.
                              ASSETS HELD BY FOL LIQUIDATION TRUST.
--------------------------------------------------------------------------------------------------------------------------
CLASS 4A - GENERAL            EACH HOLDER OF AN ALLOWED CLASS 4A CLAIM          THE DISTRIBUTION PROVIDED FOR OLD CLASS
UNSECURED CLAIMS              WOULD RECEIVE ITS RATABLE PROPORTION OF           THE 4A UNDER THE PRIOR PLAN IS DIVIDED
                              BENEFICIAL INTERESTS IN THE UNSECURED             BETWEEN NEW CLASS 4A AND NEW CLASS 4C.
                              CREDITORS TRUST WHICH HOLDS (a) 7.5% OF THE       EACH HOLDER OF AN ALLOWED NEW CLASS 4A
                              BENEFICIAL INTERESTS OF FOL LIQUIDATION           CLAIM WILL RECEIVE ITS RATABLE PROPORTION
                              TRUST REPRESENTING 7.5% OF THE                    OF THE BENEFICIAL INTERESTS IN THE
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                              ADJUSTED APPAREL BUSINESS SALE PROCEEDS           UNSECURED CREDITORS TRUST, WHICH
                              AND 7.5% OF THE NET PROCEEDS OF LIQUIDATION OF    HOLDS (a) 190/445 OF THE 7.5% INTEREST
                              THE NON-CORE ASSETS, AND (b) CERTAIN CLAIMS AND   IN THE FOL LIQUIDATION TRUST, AND (b)
                              CAUSES OF ACTION (DEFINED IN THE PLAN AS          100% OF THE UCT CLAIMS, PLUS (c) AN
                              THE "UCT CLAIMS").                                ADDITIONAL CASH DISTRIBUTION OF
                                                                                $2,000,000, AND (d) UNDER CERTAIN
                                                                                CIRCUMSTANCES, UP TO $2,820,000 FROM THE
                                                                                FARLEY GROSS-UP RESERVE.
--------------------------------------------------------------------------------------------------------------------------
CLASS 4C -- 8 7/8% NOTE       THIS IS A NEW CLASS. PRIOR TO THE AMENDED         THE DISTRIBUTION PROVIDED FOR OLD CLASS
CLAIMS                        PLAN, THESE CLAIMS WERE INCLUDED IN OLD           4A UNDER THE PRIOR PLAN IS DIVIDED
                              CLASS 4A.                                         BETWEEN NEW CLASS 4A AND NEW CLASS 4C.
                                                                                EACH HOLDER OF AN ALLOWED NEW CLASS 4C
                                                                                CLAIM WILL RECEIVE ITS RATABLE
                                                                                PROPORTION OF (a) 255/445 OF THE 7.5%
                                                                                INTEREST IN THE FOL LIQUIDATION TRUST,
                                                                                AND (b) AN ADDITIONAL CASH DISTRIBUTION
                                                                                IN THE AMOUNT OF $15 MILLION, MINUS THE
                                                                                ALLOWED ADMINISTRATIVE EXPENSE CLAIMS OF
                                                                                THE MEMBERS OF AND PROFESSIONALS
                                                                                RETAINED BY THE AD HOC COMMITTEE OF 8 7/8%
                                                                                NOTEHOLDERS. CLASS 4C WAIVES ANY RIGHT
                                                                                TO THE UCT CLAIMS.
--------------------------------------------------------------------------------------------------------------------------

A more detailed description of the treatment of Claims in Classes 2, 4A, and Class 4C under the Amended Plan is found below.

                                       I.

                                  INTRODUCTION


     THE AMENDED PLAN AND THE SCHEME HAVE THE SUPPORT OF FRUIT OF THE LOOM, THE JPLS, THE UNSECURED CREDITORS COMMITTEE, THE AD HOC COMMITTEE OF 8 7/8% NOTEHOLDERS, THE NOTEHOLDERS STEERING COMMITTEE, AND THE BANK STEERING COMMITTEE, EACH OF WHOM URGES THAT ALL CREDITORS WHO ARE ENTITLED TO VOTE, VOTE TO ACCEPT THE AMENDED PLAN AND, IF APPLICABLE, THE SCHEME.

A. OVERVIEW OF AMENDMENT TO REORGANIZATION PLAN

     The following is a brief summary of certain material provisions of the Amended Plan These descriptions are qualified in their entirety by the provisions of the Amended Plan. Except as described below, the Distributions to holders of Claims and interests under the Plan remain unchanged under the Amended Plan.

     The Plan embodied a series of interconnected and interdependent settlements among the various creditor constituencies and between Fruit of the Loom and its creditors, including the members of the Ad Hoc Committee of 8 7/8% Noteholders, which settlements are largely unchanged by the Amended Plan. The Amended Plan, as was the Plan, is premised upon the sale of Fruit of the Loom's reorganized Apparel Business, as a going concern, to Purchaser, and the liquidation of the remaining assets and companies of Fruit of the Loom (collectively, but excluding NWI Land Management Corp. and its assets, the "Non-Core Assets") for the benefit of holders of Allowed Claims. In addition, FTL Inc.'s wholly owned subsidiary, NWI Land Management Corp. ("NWI"), will be separately liquidated.

     The Amended Plan gives effect to the settlement with the members of the Ad Hoc Committee of 8 7/8% Noteholders. Under the Amended Plan, the Distribution to holders of Allowed Class 2 Claims (the Prepeptition Secured Creditors) is decreased by the aggregate amount of $9.35 million (plus a potential additional reduction of $1.551 million for the Farley Gross-up Reserve). The Amended Plan increases the Distribution to former Class 4A (now split into two Classes - Class 4A and Class 4C) by the aggregate amount of $17 million, of which $7.65 million is derived from an upward purchase price adjustment under Amendment No. 3 to the Berkshire Agreement and the balance from the reduction in the Distribution to Class 2. In addition, in certain circumstances, new Class 4A is entitled to an additional upward adjustment of up to $2,820,000, in the event that Farley is determined to hold Allowed Class 4A Claims, which will be funded by a reserve (the "Farley Gross-up Reserve") established with $1.551 million from Class 2 and $1.269 as an additional purchase price adjustment under Amendment No. 3 to the Berkshire Agreement.

     Under the Amended Plan, holders of Allowed Unsecured Claims against the Consolidating Debtors (other than holders of Allowed Trade Convenience Claims, holders of 8 7/8% Notes Claims, and the NWI Claims), who are classified in Class 4A, will receive their Ratable Proportion of the beneficial interests in the Unsecured Creditors Trust which holds (a) 190/445 of 7.5% of the beneficial interests of FOL Liquidation Trust representing (i) 190/445 of 7.5% of the "Adjusted Apparel Business Sale Proceeds" (as hereinafter defined) and (ii) 190/445 of 7.5% of the net proceeds of liquidation of the Non-Core Assets, (b) a supplemental payment of $2,000,000, and (c) certain claims and causes of action (defined in the Plan as the "UCT Claims"), on account of their Allowed Unsecured Claims, in full settlement, satisfaction and discharge of those Claims and the Committee Avoidance Action.

     Under the Amended Plan, a new Class (Class 4C) is created, which consists solely of the claims of the holders and indenture trustee for the 8 7/8% Notes. Under the Amended Plan, holders of Allowed 8 7/8% Note Claims, who are classified in Class 4C, will receive on the Initial Distribution Date of the Amended Plan (a) 255/445 of 7.5% of the beneficial interests of FOL Liquidation Trust representing (i) 255/445 of 7.5% of the "Adjusted Apparel Business Sale

Proceeds" (as hereinafter defined) and (ii) 255/445 of 7.5% of the net proceeds of liquidation of the Non-Core Assets, and (b) a supplemental payment of $15,000,000 (minus the Allowed Administrative Expense Claims of the members of and professionals retained by the Ad Hoc Committee of 8 7/8% Noteholders), on account of their Allowed Unsecured Claims, in full settlement, satisfaction and discharge of those Claims, including the guarantee Claims against each member of Fruit of the Loom, and the Committee Avoidance Action.

     Under the Amended Plan, holders of Allowed Class 2 Secured Claims will receive their Ratable Proportion of (i) 92.5% of the beneficial interests of FOL Liquidation Trust representing 92.5% of the Adjusted Apparel Business Sale Proceeds and 92.5% of the net proceeds of liquidation of the Non-Core Assets, and (ii) an estimated $277 million in Cash (less the sum of $9.35 million on account of the Class 4A and Class 4C Supplemental Payments and an amount up to $1,551,000 on account of the Farley Gross-up Reserve), plus certain other amounts on account of Adequate Protection. In addition, the Amended Plan resolves the dispute regarding the Allowed amount of the Claims of holders of the 7% Debentures (which are a part of the Prepetition Secured Creditor Claims in Class 2), by Allowing them in the aggregate amount of $90,750,629.

     Pursuant to the Amended Plan, the UCT Claims are assigned to the Unsecured Creditors Trust for the benefit of holders of Class 4A Claims, only, subject to certain limitations as set forth in the Plan and described hereinafter.

     For purposes of Distribution under the Plan to holders of Allowed Class 2, Class 4A and Class 4C Claims, the "Adjusted Apparel Business Sale Proceeds" shall mean the purchase price under the Berkshire Agreement (after all adjustments under the Berkshire Agreement including the increase to the purchase price under Amendment No. 3 to the Berkshire Agreement) adjusted to deduct the following amounts: (i) all allowed administrative expense claims and priority claims to be paid or reserved for by the Plan Entities under the Plan on the Effective Date, including severance and other amounts due to the "Designated Executives" (as hereafter defined) and the remaining balance of the Post-Petition Financing, but excluding letters of credit outstanding thereunder,
(ii) all other amounts to be paid in cash or reserved for in full on the Effective Date by the Plan Entities, including, without limitation, any required cash payments (or reserves) for holders of Class 3 Other Secured Claims (as such term is defined in the Plan), the cure amounts for assumed contracts, and reserves for future expenses of the estates, (iii) Cash in the amount of $7.65 million, of which $900,000 is on account of the Supplemental Class 4A Payment, and $6.75 million is on account of the Supplemental Class 4C Payment, and (iv) the Cash sum in an amount to be determined of approximately $277 million to be distributed to Class 2 (of which Cash sum, an aggregate amount of $9.35 million will be Distributed as follows: (a) $1.1 million to the Unsecured Creditors Trust for the benefit of holders of Allowed Class 4A Claims, and (b) $8.25 million to the 8 7/8% Notes Trustee for the benefit of holders of Allowed Class 4C Claims (or to pay the Allowed Administrative Expense Claims of the members of and professionals retained by the Ad Hoc Committee of 8 7/8% Noteholders).

B. OVERVIEW OF SCHEME OF ARRANGEMENT

     The following is a brief summary of certain material terms of the provisions of the Scheme of Arrangement. For a more detailed description, see
Section VIII of the Disclosure

Statement, "Summary of Scheme of Arrangement," and the Explanatory Statement, attached to the Disclosure Statement as Exhibit E. These descriptions are qualified in their entirety by the provisions of the Scheme of Arrangement.

     The Scheme of Arrangement is applicable ONLY to the Allowed Prepetition Secured Creditor Claims of FTL Cayman. It provides for a transfer on the Scheme of Arrangement effective date of the capital stock of FTL Cayman's wholly owned subsidiary, FTL Caribe, Ltd. ("FTL Caribe"), and any other Apparel Business assets that FTL Cayman owns, to Purchaser and the transfer of substantially all of the other assets of FTL Cayman to FOL Liquidation Trust. Thereafter, FTL Cayman will be liquidated under Cayman Islands Law. The accepted Unsecured Creditors of FTL Cayman who have proved successfully in its liquidation of FTL Cayman under Cayman Islands Law will be entitled to receive the Distribution to which each such unsecured creditor would be entitled as a holder of an Allowed Claim against FTL Cayman under the Plan. Holders of Allowed Claims against FTL Cayman under the Plan will only be entitled to a single distribution on account of such Allowed Claim under the Plan and Scheme combined.

     The Scheme of Arrangement contemplates and is contingent upon confirmation of the Plan. If for any reason the Scheme cannot become effective but the Plan may be confirmed, then the Plan may be amended to give effect to the transactions contemplated under the Plan and the Berkshire Agreement, without the effectiveness of the Scheme.

C. SUMMARY OF CLASSIFICATION AND TREATMENT UNDER PLAN

     The following table summarizes the classification and treatment of prepetition Claims and Equity Interests under the Plan. The classification and treatment for Classes 2, 4A and 4C are described in more detail in Section IV. Estimated Allowed Claim amounts in Classes 1 through 5 are based upon Fruit of the Loom's books and records. There can be no assurance that the estimated amounts below are correct, and actual Allowed Claim amounts may be significantly different from the estimates and may be dependent upon and affected by actions taken and determinations made during the Reorganization Cases. This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the Disclosure Statement and the Amended Plan for a complete description of the classification and treatment of Claims and Equity Interests. Accordingly, this summary is qualified in its entirety by reference to the provisions of the Amended Plan, a copy of which is attached as Exhibit A hereto, and the Disclosure Statement which has previously been distributed to Creditors.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                  OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

----------------------------------------------------------------------------------------------------------------------
CLASS                  TYPE OF CLAIM OR               TREATMENT
                       EQUITY INTEREST/
                     ESTIMATED AMOUNT OF
                      ALLOWED CLAIMS(2)
----------------------------------------------------------------------------------------------------------------------
          1  Priority Non-Tax Claims
----------------------------------------------------------------------------------------------------------------------
         1A  Priority Non-Tax Claims Against the      Unimpaired--not entitled to vote; paid in full, in Cash, or
             Consolidated Estate                      such other treatment as agreed upon by a holder of an Allowed
                                                      Priority Non-Tax Claim and Fruit of the Loom, or the
             Estimated Allowed Amount:  Not more      applicable Plan Entity.
             than $2,000,000
----------------------------------------------------------------------------------------------------------------------
         1B  Priority Non-Tax Claims Which are NWI    Unimpaired--not entitled to vote; paid in full in Cash, or such
             Claims                                   other treatment as agreed upon by a holder and NWI or the
                                                      applicable Plan Entity.
             Estimated Allowed Amount:  $0
----------------------------------------------------------------------------------------------------------------------
          2  Prepetition Secured Creditor Claims:     Impaired--entitled to vote; each holder of an Allowed
             The Prepetition Bank Lenders, the        Prepetition Secured Creditor Claim will receive its pro rata
             Farley Lenders, the Synthetic Lease      portion of (a) Cash in an amount to be determined, between
             Lenders, the 7% Debentures, the 6 1/2%   $275 million and $300 million (which shall be calculated as
             Notes and the 7 3/8% Debentures          $275 million plus an amount equal to the proceeds of asset
             (including, as applicable, their         sales by Fruit of the Loom from and after January 1, 2001,
             respective agents and Indenture          through the Confirmation Date, which exceeded $200,000 per
             Trustees)                                sale and which exceed $15 million in the aggregate, but not to exceed the aggregate adjustment amount of $25 million), as of
             Estimated Allowed Amount:                January 4, 2002, the amount of this payment would be
             Approximately $1,189,627,000             approximately $277 million, and (b) 92.5% of the interest in
             (including the Deficiency Claims, but    FOL Liquidation Trust representing 92.5% of the Adjusted
             subject to adjustment for Adequate       Apparel Business Sale Proceeds and 92.5% of the net proceeds
             Protection Payments,)                    of the liquidation of the Non-Core Assets held by FOL
                                                      Liquidation Trust.  This Distribution is decreased by the
             Estimated Recovery (without adjustment   aggregate amount of $9.35 million to partially fund the
             for True-Up and without applying         increased Distribution to Classes 4A and 4C.  In addition, the
             Adequate Protection Payments):  70.7%    sum of $1,551,000 shall be reserved by the FOL Liquidation
             (based on the face amount of the         Trust from the Distributions otherwise made to holders of
             Claims as filed)                         Allowed Class 2 Claims, to fund the Farley Gross-up Reserve for payment to the Unsecured Creditors Trust in the event that
             Estimated Recovery (without adjustment   any Disputed Claim held by Farley is Allowed as a Class 4A
             for True-Up, but applying all Adequate   Claim, and disbursed as provided in Section 7.17.3 of the
             Protection Payments to principal):       Amended Plan.
             90.7% (based on the face amount of the
             Claims as filed)                         Pursuant to the Amended Plan and solely to give effect to the
                                                      EPA Settlement Agreement, Holders of Allowed Prepetition
                                                      Secured Creditor Claims against NWI waived their right to
                                                      receive distributions on account of their Allowed Class 2
                                                      Claims, but reserve the right for their deficiency claims
                                                      which are Allowed Class 4 Claims (in the approximate amount not to exceed  $100 million) to participate in the
                                                      Distributions to Class 4B.  If the EPA Settlement Agreement
                                                      does not become effective for any reason, the Holders of
                                                      Allowed Class 2 Claims will retain their rights to receive distributions from the assets of NWI on account of their
                                                      Allowed Class 2 Claims.
----------------------------------------------------------------------------------------------------------------------


-------------------
(2) This amount reflects Fruit of the Loom's estimate of the aggregate amount of the Allowed Claims in a Class; the actual final amount of Allowed Claims in a Class may vary significantly. Fruit of the Loom hereby expresses no opinion-as to the value of any collateral securing Allowed Secured Claims and expressly reserves all of its rights with respect to such valuation.

----------------------------------------------------------------------------------------------------------------------
CLASS                  TYPE OF CLAIM OR               TREATMENT
                       EQUITY INTEREST/
                     ESTIMATED AMOUNT OF
                      ALLOWED CLAIMS(2)
----------------------------------------------------------------------------------------------------------------------
          3  Other Secured Claims                     Impaired--entitled to vote; at the Debtors' option, each such holder will receive on account of its Allowed Other Secured
             Estimated Allowed Amount:  $2,000,000    Claim (a) Cash payments made on the Effective Date; (b)
                                                      secured notes on terms that satisfy Bankruptcy Code section
             Estimated Recovery:  100% of Allowed     1129(b)(2)(A); (c) reinstatement; (d) the Collateral securing
             Secured Claim Amount                     its Allowed Other Secured Claim; or (e) such other treatment as may be agreed to in writing between such holder and
                                                      Reorganized-Fruit of the Loom, Fruit of the Loom, or FOL
                                                      Liquidation Trust, as applicable; provided, however, that if the Allowed Amount of an Other Secured Claim exceeds $250,000
                                                      (provided all such Claims do not exceed $1,500,000 in the
                                                      aggregate), Fruit of the Loom may not elect the treatment
                                                      provided in (a), (c), or (e) with respect to such Other
                                                      Secured Claim without the Consent of the Prepetition Secured
                                                      Creditors; and provided further, however, that,
                                                      notwithstanding the foregoing proviso, as to any Other Secured
                                                      Claim that is secured by property to be transferred to
                                                      Purchaser under the Berkshire Agreement, such Claim shall be treated in accordance with clause (a) unless Purchaser
                                                      consents to the treatment of that Claim in accordance with one of the other foregoing clauses. Subject to the foregoing
                                                      provisos, if the holder of an Allowed Secured Claim receives treatment as provided in (b) or (c) above, then such holder will retain the Liens securing the Allowed Secured Claim until paid in full. Any deficiency amount relating to an Allowed
                                                      Secured Claim will be treated either as a Class 4A Unsecured
                                                      Claim or a Class 5 Trade Convenience Claim.
----------------------------------------------------------------------------------------------------------------------
          4  Unsecured Claims
----------------------------------------------------------------------------------------------------------------------
         4A  Against Consolidated Estate (other       Impaired--entitled to vote; each holder of an Allowed Unsecured
             than NWI Claims, 8 7/8% Notes Claims,    Claim (other than NWI Claims, 8 7/8% Notes Claims, and Trade
             and Trade Convenience Claims)            Convenience Claims) will receive its Ratable Proportion of the beneficial interests in the Unsecured Creditors Trust which
             Estimated Allowed Amount:                holds (a) 190/445 of 7.5% of the beneficial interests of FOL
             $190,000,000 (not including the          Liquidation Trust representing (i) 190/445 of 7.5% of the
             deficiency claims of holders of Class    Adjusted Apparel Business Sale Proceeds and (ii) 190/445 of
             2 Claims)                                7.5% of the net proceeds of liquidation of the Non-Core
                                                      Assets, (b) a supplemental payment of $2,000,000, and (c)
             Estimated Recovery:  $21.8 million,      certain claims and causes of action (defined in the Plan as
             which represents an approximate 11.5%    the "UCT Claims").
             recovery
                                                      Although this Class will include the deficiency claims held by holders of Allowed Class 2 Claims for voting purposes, the holders of the Allowed Class 2 Claims have agreed to waive their right to a Distribution on account of their deficiency claims in this Class as a part of the settlements embodied in the Plan.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
CLASS                  TYPE OF CLAIM OR               TREATMENT
                       EQUITY INTEREST/
                     ESTIMATED AMOUNT OF
                      ALLOWED CLAIMS(2)
----------------------------------------------------------------------------------------------------------------------
         4B  Unsecured Claims which are NWI Claims    Impaired--entitled to vote. The Amended Plan gives effect to the EPA Settlement Agreements. Provided the EPA Settlement
             Estimated Allowed Amount:  $72 million   Agreement becomes effective, each holder of an Allowed NWI
             (based upon the EPA Settlement; this     Claim will receive its ratable share of 50% of the proceeds of
             estimate does not include the Allowed    the liquidation of certain assets of NWI (the other assets
             amount of the Deficiency Claims of the   being dedicated to remediation and cleanup of real property
             holders of Class 2 Claims)               owned by NWI); such liquidation will consist of dividends or other payments relating to certain preferred shares issued by
             Fruit of the Loom is unable to           True Specialty Corporation (the "TSC Preferred Shares")
             estimate the value, if any, and timing   currently owned by NWI which entitle NWI a portion of the
             of the Distribution to holders of        value of True Specialty Corporation's wholly-owned subsidiary,
             Allowed Class 4B Claims                  Velsicol Chemical Corporation ("Velsicol"). These proceeds would be realized pursuant to a proposed settlement in which
                                                      NWI will contribute certain assets to the Custodial Trust
                                                      and/or NWI Successor and receive releases for NWI and FTL Inc.
                                                      with respect to certain environmental claims. The proceeds would be received only after (1) the sale of Velsicol shares or assets, and (2) payment of the first $25 million in respect of the Preferred Shares to a fund established for payment of environmental cleanup costs, and reimbursement to FOL
                                                      Liquidation Trust of up to $4,450,000 of administrative
                                                      expenses advanced. If the EPA Settlement were not effective, then the holders of Allowed Class 4B Claims would be entitled only to receive their Ratable Proportion of the proceeds of the liquidation of NWI after payment in full of the Allowed
                                                      Administrative and Priority Claims which are NWI Claims, and the payment of the Class 2 Claims.
----------------------------------------------------------------------------------------------------------------------
         4C  8 7/8% Notes Claims (including the       Impaired - entitled to vote. Each holder of an Allowed 8 7/8%
             indenture trustee)                       Notes Claim will receive its Ratable Proportion of (a)
                                                      255/445 of 7.5% of the beneficial interests of FOL Liquidation
             Allowed Amount: $255,000,000             Trust representing (i) 255/445 of 7.5% of the Adjusted Apparel
                                                      Business Sale Proceeds and (ii) 255/445 of 7.5% of the net
             Estimated Recovery:  $41.6 million,      proceeds of liquidation of the Non-Core Assets, and (b) a
             which represents an approximate 16.3%    supplemental payment of $15,000,000 (minus the Allowed
             recovery                                 Administrative Expense Claims of the members of and
                                                      professionals retained by the Ad Hoc Committee of 8 7/8%
                                                      Noteholders).
----------------------------------------------------------------------------------------------------------------------
          5  Trade Convenience Claims (Trade Claims   Impaired--entitled to vote. Each holder of an Allowed Trade
             up to $2,500 or reduced to $2,500)       Convenience Claim (or a holder of an Allowed Unsecured Claim that is a Trade Claim, who elects to reduce its Allowed Claim
             Estimated Allowed Amount (Claims of up   to $2,500) will receive Cash Distributions totaling up to 25%
             to $2,500 only):  $1.9 million           of its Allowed Trade Convenience Claim, provided, however, that the maximum aggregate distribution to holders of Allowed
             Estimated Allowed Amount (Including      Class 5 Claims shall not exceed $1,500,000, and in the event
             Claims of $6,250 or under reduced to     that Allowed Trade Convenience Claims exceed $6,000,000, the
             $2,500: Not to exceed $4,500,000)        percentage distribution to holders of Class 5 Claims shall be reduced on a pro rata basis. No interest will be paid on any
             Estimated Recovery:  25%                 Allowed Trade Convenience Claim.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
CLASS                  TYPE OF CLAIM OR               TREATMENT
                       EQUITY INTEREST/
                     ESTIMATED AMOUNT OF
                      ALLOWED CLAIMS(2)
----------------------------------------------------------------------------------------------------------------------
          6  Creditor Securities Fraud Claims         Impaired--subordinated to all other creditor claims pursuant to section 510(b) of the Bankruptcy Code; Each holder of a Class
             Estimated Allowed Amount:  N/A           6 Claim receives no distribution under the Plan, therefore is deemed to have rejected the Amended Plan and is not entitled to vote. The claims against Fruit of the Loom asserted in the
                                                      New England Action are included in this Class.
----------------------------------------------------------------------------------------------------------------------
          7  Old Capital Stock:                       Impaired--deemed to reject the Plan; not entitled to vote. A holder of an Allowed Old Capital Stock interest will not
             Estimated Allowed Amount:  N/A           receive or retain any property or distribution under the Plan.

             Subclasses:
             7A--Old FTL Cayman Common Stock
             7B--Old FTL Inc. Preferred Stock
             7C--Old FTL Inc. Common Stock
----------------------------------------------------------------------------------------------------------------------
          8  Transferred Debtor Subsidiary Equity     Impaired--deemed to have rejected the Amended Plan and not
             Interests                                entitled to vote. The New Common Stock of the Directly
                                                      Transferred Subsidiaries will be issued to Union Underwear,
             Estimated Allowed Amount:  N/A           which will immediately transfer such New Common Stock to
                                                      Purchaser under the Berkshire Agreement. New Common Stock of each of the Debtors that is an Indirectly Transferred
                                                      Subsidiary will be issued to the Purchaser or one of the
                                                      Directly or Indirectly Transferred Subsidiaries, as designated by the Purchaser. As soon as practicable after the completion of the foregoing but not less than one day after the Effective
                                                      Date, all now-existing Equity Interests in Union Underwear will be cancelled.
----------------------------------------------------------------------------------------------------------------------
          9  Other Equity Interests (Including        Impaired--deemed to reject the Plan; not entitled to vote. A
             Liquidating Debtors)                     holder of an Allowed Other Equity Interest will not receive or retain any property or distribution under the Plan.
             Estimated Allowed Amount:  N/A
----------------------------------------------------------------------------------------------------------------------

D. PLAN SUPPLEMENT

     The Amended Plan provides that a Plan Supplement, containing additional information and agreements, will be filed with the Bankruptcy Court on or before the tenth (10th) day prior to the Voting Deadline. The additional information and agreements to be contained in the Plan Supplement include, among other documents, the Assumption and Assignment Schedule, the Amended Certificates of Incorporation, the Amended Bylaws, the Berkshire Agreement, including the Third Amendment thereto, and schedules and documents related thereto, each of the Plan Entity Agreements, the EPA Settlement Agreement, the Letter of Transmittal,
Schedule 1 to the Amended Plan, the amount of the funds to be reserved pursuant to Section 1.13(a)(v) of the Plan, the True-Up, and the aggregate severance due to Designated Executives. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to Fruit of the Loom in accordance with Section 16.3 of the Plan.

E. THE CONFIRMATION HEARING

     The hearing to determine whether to confirm the Amended Plan has been scheduled for April 19, 2002, at 10:30 a.m. (Eastern time) before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at or prior to the Confirmation Hearing. In addition, except as expressly provided in the Amended Plan, the Amended Plan may be modified pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements for confirmation of the Amended Plan under section 1129 of the Bankruptcy Code have been satisfied and, if appropriate, will enter an order confirming the Plan. See the Disclosure Statement Section XI, "VOTING REQUIREMENTS" and Section XII, "CONFIRMATION OF THE PLAN." Both confirmation and consummation of the Amended Plan are subject to certain conditions, which may either be waived by Fruit of the Loom in its discretion with the Consent of the Prepetition Secured Creditors, by Purchaser, in its discretion, or jointly waived by, as applicable, Fruit of the Loom and Purchaser. See Section VII.J of the Disclosure Statement, "Conditions Precedent to Confirmation and Occurrence of Effective Date."

     Pursuant to the Amended Plan, Fruit of the Loom's Apparel Business will be sold to Purchaser as a going concern. Creditors of Fruit of the Loom will not receive or retain any interest in the Apparel Business after the closing of the sale to Purchaser. The remaining Fruit of the Loom entities will be liquidated or otherwise disposed of in accordance with the terms of the Amended Plan and the proceeds will be distributed as provided in the Amended Plan and the Scheme. Fruit of the Loom believes that Purchaser with Berkshire as guarantor has the financial wherewithal to close under the Agreement or to pay the Purchase Price at closing.

                                      II.
                                 RECOMMENDATION

     THE AMENDED PLAN HAS THE SUPPORT OF FRUIT OF THE LOOM, THE JPLS, THE UNSECURED CREDITORS COMMITTEE, THE AD HOC COMMITTEE OF 8 7/8% NOTEHOLDERS, THE NOTEHOLDERS STEERING COMMITTEE, AND THE BANK STEERING COMMITTEE.

     IN THE VIEW OF FRUIT OF THE LOOM, THE TREATMENT OF HOLDERS OF ALL CLAIMS UNDER THE AMENDED PLAN PROVIDES EQUAL OR GREATER RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN A LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. ACCORDINGLY, THE MEMBERS OF FRUIT OF THE LOOM BELIEVE THAT THE AMENDED PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND, THUS, RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS THAT ARE ENTITLED TO CAST BALLOTS VOTE TO ACCEPT THE PLAN.

                                      III.
                         NOTICE AND VOTING REQUIREMENTS

A.   NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

     This Supplement is being transmitted to holders of impaired Claims whose treatment has been changed by the Amended Plan and who will receive Distributions of property under the Amended Plan, and thus are entitled to vote to accept or reject the Amended Plan. The Disclosure Statement was previously provided to these holders. The Disclosure Statement was also provided to (a) holders of Claims that are not impaired whose treatment has not been changed by the Amended Plan, who are conclusively presumed to have accepted the Plan (and now the Amended Plan) and are not entitled to vote thereon, and (b) holders of Claims and Equity Interests who will receive or retain no Distribution or property under the Amended Plan whose treatment has not been changed by the Amended Plan and, therefore, are presumed to have rejected the Amended Plan and are not entitled to vote thereon.

     The primary purpose of this Supplement is to provide updated information regarding Distributions under the Plan as amended by the Amended Plan to enable you, as the holder of an impaired Claim, to make a reasonably informed decision with respect to the Amended Plan prior to exercising your right to either change your previous vote with respect to the Plan, or if you have not yet voted, to vote to accept or reject the Amended Plan. IF YOU ARE A HOLDER OF 7% DEBENTURES, A VOTE TO ACCEPT THE AMENDED PLAN WILL BE DEEMED TO BE A VOTE TO ACCEPT THE RESOLUTION OF THE DISPUTE REGARDING THE ALLOWED AMOUNT OF THE 7% DEBENTURES.

     On February 6, 2002, the Bankruptcy Court entered the Disclosure Statement Approval Order approving this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable impaired Claim holders to make an informed judgment about the Plan. On March 22, 2002 the Bankruptcy Court entered the Supplement Disclosure Order approving this Supplement as containing information of a kind and in sufficient detail adequate to enable impaired Claim holders to make an informed judgment about the Amended Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS SUPPLEMENT AND OF THE DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE AMENDED PLAN BY THE BANKRUPTCY COURT.

     Under Chapter 11 of the Bankruptcy Code, only holders of Claims or Equity Interests that are "impaired" and are to receive a Distribution under the Amended Plan are entitled to vote to accept or reject the Plan. To be confirmed, the Amended Plan must be accepted by the holders of certain Classes of Claims and the Amended Plan must be confirmed by the Bankruptcy Court. For a discussion of these matters, see Disclosure Statement Section XI, "VOTING REQUIREMENTS" and Disclosure Statement Section XII, "CONFIRMATION OF THE PLAN". Fruit of the Loom is seeking acceptances of the Amended Plan from holders of Claims in Classes 2, 3, 4 and 5. Certain holders of Claims and Equity Interests (Classes 6, 7, 8 and
9) will receive no Distribution or benefits under the Amended Plan and, therefore, are deemed to have rejected the Amended Plan and are not entitled to vote. The Claims in Class 1 are unimpaired, and the holders of such Claims are conclusively presumed under section 1126 of the Bankruptcy Code to have accepted the Plan. For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see Section VII.B, "Summary of Joint Plan of Reorganization For Fruit of the Loom--General Description of Classification and Treatment of Claims and Interests."

     Holders of Claims in the following Classes are impaired by the Plan and the Amended Plan, and are therefore entitled to vote on the Amended Plan:

     Class 2: Prepetition Secured Creditor Claims;

     Class 3: Other Secured Claims;

     Class 4: Unsecured Claims (which includes Classes 4A, 4B, and 4C); and

     Class 5: Trade Convenience Claims.

THE AMENDED PLAN CHANGES THE TREATMENT OF CLASSES 2, 4A AND 4C. FRUIT OF THE LOOM BELIEVES THAT THE CHANGE IN THE DISTRIBUTION TO CLASS 2 IS NOT MATERIAL; THE CHANGE REPRESENTS NOT MORE THAN A 1.2% DECREASE IN THE AGGREGATE VALUE DISTRIBUTED AND RESULTS, WHEN COMBINED WITH THE RESOLUTION OF THE DISPUTED AMOUNT OF THE 7% DEBENTURES, IN A DECREASE OF APPROXIMATELY 2% IN THE DISTRIBUTION TO EACH HOLDER OF AN ALLOWED CLASS 2 CLAIM. THE DISTRIBUTIONS TO CLASSES 4A AND 4C (WHICH TOGETHER CONSTITUTED OLD CLASS 4A) ARE INCREASED BY AN AGGREGATE OF $17 MILLION. THE TREATMENT OF CLASSES 3, 4B AND 5 REMAINS UNCHANGED IN THE AMENDED PLAN.

     Holders of Claims and Equity Interests in Classes 6, 7, 8, and 9, are impaired by the Plan and remain impaired under the Amended Plan and are conclusively deemed to have rejected the Amended Plan and are not entitled to vote.

     Holders of Claims in Class 1 are unimpaired under the Plan and remain unimpaired under Amended Plan, and such Class is conclusively deemed to have accepted the Amended Plan and are not entitled to vote.

     Each holder of a Claim within a Class entitled to vote should read this Supplement, the Disclosure Statement, the Plan, the Disclosure Statement Approval Order, the Notice of Confirmation Hearing, the instructions accompanying the Ballots, and (for certain creditors of FTL Cayman ONLY) the Explanatory Statement, in their entirety before voting on the Amended Plan and the Scheme of Arrangement. These documents contain important information concerning how Claims and Equity Interests are classified for voting purposes and how votes will be tabulated.

B.   SOLICITATION PACKAGE

     Accompanying this Supplement are copies of:

     1. The Supplemental Disclosure Approval Order approving this Supplement and, among other things, amending the voting procedures, rescheduling the Confirmation Hearing and resetting the Voting Deadline (as defined below) and the deadline for objecting to confirmation of the Plan; and

     2.   Amendment No. 3 to the Berkshire Agreement.

     YOU HAVE ALREADY RECEIVED A SOLICITATION PACKAGE INCLUDING THE DISCLOSURE STATEMENT AND BALLOTS. IF YOU HAVE ALREADY SUBMITTED A BALLOT TO ACCEPT OR REJECT THE PLAN YOU DO NOT NEED TO DO ANYTHING TO ACCEPT OR REJECT THE AMENDED PLAN. YOUR VOTE WITH RESPECT TO THE PLAN WILL BE COUNTED AS A VOTE WITH RESPECT TO THE AMENDED PLAN. IF YOU HAVE PREVIOUSLY SUBMITTED A BALLOT TO ACCEPT OR REJECT THE PLAN AND YOU WISH TO CHANGE YOUR VOTE ON THE PLAN, THEN PLEASE CALL OR FAX THE BALLOT AGENT, INNISFREE M&A INCORPORATED, BY TELEPHONE AT: (877) 750-2689 OR BY FAX AT (212) 446-3605 AND A NEW BALLOT WILL BE SENT TO YOU.

     IF YOU HAVE NOT SUBMITTED A BALLOT WITH RESPECT TO THE PLAN, YOU MAY USE THE BALLOT YOU RECEIVED WITH THE DISCLOSURE STATEMENT TO VOTE WITH RESPECT TO THE AMENDED PLAN.

     If you hold Claims in more than one Class and are entitled to vote in more than one Class, a separate Ballot must be used for each Class of Claim that you hold. IF YOU ARE A CREDITOR OF FTL CAYMAN, YOU HAVE RECEIVED A COMBINED BALLOT AND PROXY, PERMITTING YOU TO VOTE ON BOTH THE AMENDED PLAN AND THE SCHEME OF ARRANGEMENT, FOR EACH CLAIM YOU HOLD AGAINST FTL CAYMAN IN THE REORGANIZATION CASES. CREDITORS OF FTL CAYMAN WILL NOT BE PERMITTED TO SPLIT THEIR VOTE ON A SINGLE CLAIM, BUT MUST VOTE TO EITHER ACCEPT OR REJECT BOTH THE AMENDED PLAN AND THE SCHEME OF ARRANGEMENT.

     THE VOTING DEADLINE SET IN THE DISCLOSURE STATEMENT AND NOTICES THAT YOU PREVIOUSLY RECEIVED HAS BEEN EXTENDED. IN ORDER TO BE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN, BALLOTS MUST BE PROPERLY FILLED OUT AND RECEIVED BY 4:00 P.M. (EASTERN TIME) ON THE NEW VOTING DEADLINE APRIL 15, 2002, (THE "VOTING DEADLINE") BY THE BALLOT AGENT AS SET FORTH ON THE BALLOT, see Section XI.D, "Voting Requirements--Voting Procedures."

     THE RECORD DATE FOR VOTING ON THE AMENDED PLAN REMAINS FEBRUARY 1, 2002.

     If you did not receive a Ballot in your original solicitation package and believe that you should have, or if you need another Ballot, please contact Fruit of the Loom, c/o Innisfree M&A Incorporated, by regular mail, hand, or overnight courier at 501 Madison Avenue, 20th floor, New York, New York 10022,
Attention: Fruit of the Loom Ballots, or by telephone at: (877) 750-2689. If you have questions about the procedures for voting your Claim, or the package of materials that you received, please contact the Ballot Agent, Innisfree M&A Incorporated, at the foregoing address or telephone number.

     If you have questions about the amount of your Claim, please contact the Claims Agent, Donlin Recano, Attention: Fruit of the Loom by telephone at (212) 481-1411 or by fax at (212) 481-1416 or by regular mail, hand or courier at 419 Park Avenue South, Suite 1206, New York, New York 10016.

     If you wish to obtain additional copies of the Amended Plan, this Supplement or the Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & McCloy LLP,

1 Chase Manhattan Plaza, New York, New York 10005, Attn.: Rena Strappazon, Legal Assistant, (212) 530-5000; Fax number (212) 530-5219.

C.   VOTING PROCEDURES

     1. Ballots. All votes to accept or reject the Amended Plan with respect to any Class of Claims must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of impaired Claims voting on the Amended Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan".

     ANY BALLOT RECEIVED WHICH IS NOT SIGNED OR WHICH CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CLAIMANT OR EQUITY HOLDER WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.

     Ballots must be delivered to the Ballot Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

     In accordance with Rule 3018(c) of the Bankruptcy Rules, the Ballots are based on Official Form No. 14, but have been modified to meet the particular needs of these cases. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.

     In most cases, each Ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim for voting purposes (if the Claim is a Disputed Claim, this amount may not be the amount ultimately Allowed for purposes of Distribution) and the Class into which the Claim Interest has been placed under the Plan.

     The Ballots sent to holders of Trade Claims in Class 4A permits such holders to elect to have their Claims treated as Trade Convenience Class Claims.

     For creditors of FTL Cayman, the Ballots will combine the vote on the Amended Plan and a vote and proxy in respect of the Scheme of Arrangement. A creditor of FTL Cayman will not be permitted to split the vote on a single Claim, but must vote to either accept or reject both the Amended Plan and the Scheme of Arrangement.

     2. Withdrawal or Change of Votes on the Plan. A Ballot to accept the Plan will be deemed to be a Ballot to accept the Amended Plan. A Ballot may be withdrawn only with the approval of the Bankruptcy Court. Fruit of the Loom expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.

     3. Voting Multiple Claims. Separate forms of Ballots are provided for voting the various Classes of Claims. A SEPARATE Ballot must be used for each Class of Claim. Ballot forms may be copied if necessary. Any person who holds Claims in more than one Class is required to vote separately with respect to each Claim. Please sign, and return in accordance with the instructions in this Section, a separate Ballot on the appropriate form to vote with respect to each such Claim. Only Ballots with original signatures will be accepted. Ballots with copied signatures will NOT be accepted.

D.   VOTING ON THE SCHEME

     FTL Cayman's Scheme Creditors will be entitled to attend and vote at a meeting to be held to consider and, if thought fit, approve the Scheme of Arrangement, provided their Claim has been allowed for voting purposes in the Cayman Proceeding. Only holders of Secured Claims will be deemed to be Scheme Creditors and therefore entitled to vote. Under the Scheme of Arrangement, Scheme Creditors of FTL Cayman will be invited to complete a special proxy to vote at the creditors' meeting or may attend in person. In order to assist Creditors, the JPLs and FTL Cayman have prepared a combined ballot/proxy form. A claim can become allowed for voting purposes in the Scheme of Arrangement in any of the following ways:

          (i) if it is listed by FTL Cayman in the Schedules (as amended from time to time) as neither contingent, unliquidated nor disputed;

          (ii) if the Scheme Creditor has filed a proof of claim on or before the Filing Deadline- Date in accordance with the Filing Deadline Order and that proof of claim has not been objected to or has been allowed for voting purposes in accordance with the provisions of the Plan;

          (iii) alternatively, if a creditor has lodged a Notice of Claim with the JPLs in accordance with appropriate directions of the Cayman Court, issued from time to time.

     The Chairman of the Scheme Creditors' meeting may, for voting purposes only, reject a claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the relevant creditor by FTL Cayman. The Chairman's decision is final and binding. The Chairman will, however, advise the creditor of his decision prior to the meeting, where possible, and, in any event, afterwards.

     The value of a Claim for voting purposes in the Scheme of Arrangement will be taken net of any set-off rights. The value attributed to the claim will appear on the ballot/proxy form accompanying this Disclosure Statement and the Explanatory Statement. If a creditor does not agree with the value so stated, or it wishes to give a general proxy or vote only in the Scheme of Arrangement, the Scheme Creditor should contact the JPLs.

     The amount of a claim admitted for voting purposes by the Chairman of the meeting of FTL Cayman's Scheme Creditors does not constitute an admission of the existence or amount of any liability of FTL Cayman and will not bind FTL Cayman, the JPLs or the Scheme Creditors.

     THE MEETING IS SCHEDULED TO TAKE PLACE AT THE OFFICES OF MILBANK, TWEED, HADLEY & MCCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK ON APRIL 17, 2002 at 10:30 a.m.. YOU MAY EITHER ATTEND THE

MEETING IN PERSON OR YOU MAY VOTE BY PROXY. THE JPLS RECOMMEND THAT YOU VOTE IN FAVOR OF THE SCHEME OF ARRANGEMENT.

                                       IV.
                       SUMMARY OF CHANGES TO JOINT PLAN OF
                      REORGANIZATION FOR FRUIT OF THE LOOM

     THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDED PLAN, WHICH ACCOMPANIES THIS SUPPLEMENT AND TO THE DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED THERETO, AND TO THE PLAN SUPPLEMENT.

     THE STATEMENTS CONTAINED IN THIS SUPPLEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE AMENDED PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE AMENDED PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE AMENDED PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

     THE AMENDED PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN FRUIT OF THE LOOM UNDER THE AMENDED PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN FRUIT OF THE LOOM, ANY REORGANIZED FRUIT OF THE LOOM, AND OTHER PARTIES IN INTEREST.

     The Amended Plan is the product of diligent efforts by Fruit of the Loom, the Prepetition Secured Creditors, the Unsecured Creditors Committee, the Ad Hoc Committee of 8 7/8% Noteholders and various creditor constituencies to formulate a plan which provides for a fair allocation of the value of Fruit of the Loom's assets in an orderly manner, consistent with the provisions of the Bankruptcy Code and applicable nonbankruptcy law. The Amended Plan embodies a series of interrelated and interdependent settlements, which are reflected in the Distributions to holders of Allowed Claims under the Plan, and except as described below, the Amended Plan does not change the terms of those settlements as provided in the Plan and described in the Disclosure Statement. The Amended Plan constitutes a motion, pursuant to, Bankruptcy Rule 9019, and Sections 105 and 1123 of the Bankruptcy Code to approve each and all of the settlements and other dispute resolutions that are embodied and incorporated in the Plan.

     Under the Amended Plan, Claims against and Equity Interests in Fruit of the Loom are divided into Classes according to their seniority and other criteria. If the Amended Plan is confirmed by the Bankruptcy Court, and consummated, holders of Claims in Classes 1, 2, 3, 4, and 5 will receive Distributions of Cash and, as applicable, the beneficial interests of FOL Liquidation Trust (Class 2, Class 4A (through the Unsecured Creditors Trust), and Class 4C, only), the Unsecured Creditors Trust (Class 4A only) and the NWI Successor (Class 4B only).

The assets associated with the Apparel Business, including the capital stock of FTL Caribe and certain of the subsidiaries of Union Underwear, will be transferred to the Purchaser and the proceeds will be used to fund the distributions provided for under the Plan, establish any necessary reserves, and fund the operations of FOL Liquidation Trust, and the Unsecured Creditors Trust. In addition, each of the Plan Entities will also be funded with the proceeds of the Non-Core Assets that vest in that particular Plan Entity.

A. GENERAL DESCRIPTION OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS WHICH ARE CHANGED IN THE AMENDED PLAN

     The treatment of any Claim or Equity Interest under the Amended Plan will be in full satisfaction, settlement, release and discharge of and in exchange for such Claim or Equity Interest. The Confirmation Order will be a judicial determination of the discharge of all Liabilities of Fruit of the Loom, except as specifically provided in the Amended Plan or the Confirmation Order and except for the Liquidating Debtors, FTL Cayman, and NWI. On the Effective Date, members of Fruit of the Loom, other than the Liquidating Debtors, FTL Cayman, and NWI will be discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Equity Interests, except as specifically provided in the Amended Plan or the Confirmation Order. All Distributions or other transfers to be made to holders of Allowed Claims or Allowed Equity Interests will be made by the applicable Plan Entity in accordance with the terms of the Plan.

     The Amended Plan is formulated based upon the substantive consolidation of FTL Cayman, Union Underwear and the subsidiaries of Union Underwear and the deemed partial consolidation of FTL Inc. (except for NWI Claims which are claims against FTL Inc.), all pursuant to the settlements which are embodied in the Plan. The estate of NWI is treated separately under the Amended Plan for certain purposes and is not substantively consolidated.

     Claims against NWI and certain environmental Claims asserted directly against FTL Inc., including Claims against FTL Inc. arising from its equity interest in, and other relationship with, NWI (collectively, the "NWI Claims") are classified in Classes lB and 4B, and otherwise will be considered a separate subclass of any class in which such Claims would otherwise be classified and shall be treated as provided in Section 7.22 of the Plan, through the liquidation of NWI. THE TREATMENT OF CLASSES 1B, 3, AND 4B HAS NOT BEEN CHANGED IN THE AMENDED PLAN.

     1.   Treatment of Class 2 Secured Claims.

     Subject to adjustment (as described below), each holder of a Prepetition Secured Creditor Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for, its Claim: (a) a Ratable Proportion of Cash in the amount of $275 million, subject to adjustment upward to $300 million based on net proceeds of asset sales by Fruit of the Loom on or after January 1, 2001 (less the aggregate amount of $9,350,000 to fund a portion of (x) the Class 4A Supplemental Payment and (y) the Class 4C Supplemental Payment), (b) the other Cash amounts comprising the Secured Creditor Payment under the Plan, and
(c) a Ratable Proportion of 92.5% of the interests in FOL Liquidation Trust representing 92.5% of the Adjusted Apparel Business Sales Proceeds and 92.5% of the net liquidation proceeds of the Non-Core Assets held by FOL Liquidation Trust, and (d) to the extent available in accordance with the EPA Settlement

Agreement, the NWI Reimbursement Amount (of up to $4,450,000) (collectively, a "Base Distribution"). Any deficiency amount relating to an Allowed Secured Claim in this Class shall be treated as a Class 4 Unsecured Claim. The holders of the Class 2 Claims waive any right for their deficiency claims to participate in the Distributions on account of Class 4A, but reserve their right to vote in Class 4A and Class 4B. In addition, solely to the extent that the EPA Settlement Agreement is approved by the other necessary parties and is implemented by the Plan, the Class 2 Claims which are Secured NWI Claims will be waived as against the assets of NWI Successor and the Custodial Trust.

     a. Adjustments to Distributions. The Distributions to holders of Allowed Class 2 Secured Claims will be adjusted to account for the varying amounts paid to holders under the Final Adequate Protection Order, so that (a) all Adequate Protection Payments (excluding payments to professionals) shall be deemed to have been payments on the principal amount (determined as of the later of the Petition Date and the date upon which the Allowed Class 2 Secured Claims became undersecured) of each Prepetition Secured Claim (unless the Bankruptcy Court determines otherwise), and (b) solely for the purposes of Section 5.4.2 of the Amended Plan there will be an adjustment (the "True-Up"), in the amount to be distributed to each holder of a Prepetition Secured Claim to adjust for the fact that Adequate Protection Payments were made during the bankruptcy cases based on the interest rates set forth in the documents applicable to the various Prepetition Secured Claims rather than on a single rate applicable to all Prepetition Secured Claims (the difference between the payments that were actually made and the payments that would have been made using a single rate being the "Differential"). The True-Up will be calculated at an amount equal to 75% of the Differential from the Petition Date through February 28, 2001, and 100% of the Differential from March 1, 2001 through the Effective Date. Based upon the Adequate Protection Payments estimated to be made through March 2002, the adjustment to the Distributions to any subclass of Class 2 on account of the True-up will be less than $1 million. A calculation of the True-up through March 31, 2002 will be included in the Plan Supplement.

     b. Resolution of Disputed 7% Debentures Claims. The Allowed amount of the Claims of the holders of the 7% Debentures (which are a subclass of Class 2) is the subject of a pending objection; the Amended Plan provides that the Claims of the 7% Debentures will be Allowed in the aggregate amount of $90,750,629. Upon acceptance of the Amended Plan by Class 2, including a majority in amount and two-thirds in number of the holders of the 7% Debentures who vote with respect to the Amended Plan (or the Plan), Fruit of the Loom will request that the Court approve the resolution of the dispute regarding the Allowed amount of the 7% Debentures pursuant to Bankruptcy Rule 9019 as a part of the Amended Plan, or in the alternative, that either the Bankruptcy Court grant Fruit of the Loom's objection to the Claim of the 7% Debentures at the Confirmation Hearing, or set a hearing at a future date to determine the Allowed amount of the 7% Debentures, which could be Allowed in an amount which is greater or lesser than $90,750,629.

     c. Farley Gross-up Reserve. The sum of $1,551,000 shall be reserved by the FOL Liquidation Trust from the Distributions otherwise made to holders of Allowed Class 2 Claims, to fund the Farley Gross-up Reserve for payment to the Unsecured Creditors Trust in the event that any Disputed Claim held by Farley is Allowed as a Class 4A Claim, and disbursed as provided in Section 7.17.3 of the Amended Plan.

     d. Allowed Amount of Class 2 Claims. Pursuant to the Amended Plan, on the Confirmation Date, the Prepetition Secured Creditor Claims are to be deemed Allowed Prepetition Secured Creditor Claims in the aggregate amount of approximately $1.106 billion, as set forth in the Schedule of Allowed Prepetition Secured Creditors Claims contained in the Plan Supplement; subject to the adjustments to be made for the Adequate Protection Payments and True-Up. Fruit of the Loom estimates the recovery to holders of the Allowed Prepetition Secured Claims (without adjustment for the Adequate Protection Payments, and True-Up), to be approximately 70.7% of their Allowed Claims (including the Deficiency Claims).

     2.   General Unsecured Claims.

     a. Class 4A. Class 4A consists of all Unsecured Claims against any member of Fruit of the Loom other than Class 5 Claims, NWI Claims and the 8 7/8% Note Claims. Class 4A Unsecured Claims include, among others, (i) Claims in respect of the rejection of leases of nonresidential real property and executory contracts; (ii) Claims relating to personal injury, property damage or products liability or other similar Claims that have not been compromised and settled or otherwise resolved; (iii) deficiency Claims arising from undersecured Claims in Class 3 (after giving effect to the election, if any such election is made, by Class 3 or any members thereof to have their Claims treated in accordance with section 1111(b) of the Bankruptcy Code); and (iv) Claims of Fruit of the Loom's trade vendors, suppliers, and service providers.

     Each holder of an Allowed Class 4A Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim and in full settlement of the Committee Avoidance Action, a beneficial interest in the Unsecured Creditors Trust representing its Ratable Proportion of a beneficial interest in the Unsecured Creditors Trust, which shall hold (a) 190/445 of 7.5% of the interests in FOL Liquidation Trust representing (i) 190/445 of 7.5% of the Adjusted Apparel Business Sales Proceeds and (ii) 190/445 of 7.5% of the net proceeds of the liquidation of Non-Core Assets held by FOL Liquidation Trust, (b) a supplemental Cash payment in the amount of $2,000,000 and (c) the UCT Claims. The Amended Plan provides that Fruit of the Loom will waive and release its Avoidance Actions against holders of Class 4A Claims (other than William F. Farley ("Farley"), except as a defense or offset to any proof of claim for an Other Secured, Administrative Expense, or Priority Claim by such holder or a Farley Claim (but no such defense or offset may be raised against the Deficiency Claims or Administrative Expense Claims of the Prepetition Secured Creditors in such capacity). The Amended Plan also provides that the holders of the Allowed Class 2 Claims waive any Distributions on any deficiency claim included in Class 4A. Fruit of the Loom projects that an initial Distribution will be made to holders of Allowed Class 4A Claims within 6 months after the Effective Date.

     Fruit of the Loom estimates that the aggregate amount of Allowed Class 4A Unsecured Claims is approximately $190 million. The deficiency Claims of holders of the Class 2 Claims are included in Class 4A for voting purposes only in the amount of approximately $107 million and are not included in this estimate. Fruit of the Loom estimates that the recovery to holders of Allowed Class 4A Claims will be in the range of approximately $21.8 million, or approximately 11.5% of their Allowed Claims. The ultimate aggregate Allowed amount of the Class 4A Claims may be greater or less than the estimated amount. If the aggregate amount of Allowed Class 4A Claims is greater, this will reduce the percentage recovery by holders of all Allowed Class 4A Claims.

     b. Class 4B. The treatment of Class 4B Claims is unchanged from the treatment provided in the Plan.

     c. Class 4C. Class 4C consists of all the 8 7/8% Note Claims, which are deemed Allowed pursuant to the Amended Plan in the amount of $254,748,731.51. Each holder of an Allowed Class 4C Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, including its guarantee Claim against the members of Fruit of the Loom, and in full settlement of the Committee Avoidance Action, its Ratable Proportion of (a) 255/445 of 7.5% of the interests in FOL Liquidation Trust representing (i) 255/445 of 7.5% of the Adjusted Apparel Business Sales Proceeds and (ii) 255/445 of 7.5% of the net proceeds of the liquidation of Non-Core Assets held by FOL Liquidation Trust, and (b) a supplemental Cash payment in the amount of $15,000,000 (minus the Allowed Administrative Expense Claims of the members of and professionals retained by the Ad Hoc Committee of 8 7/8% Noteholders). The Amended Plan provides that Fruit of the Loom will waive and release its Avoidance Actions against holders of Class 4C Claims (other than William F. Farley ("Farley"), except as a defense or offset to any proof of claim for an Other Secured, Administrative Expense, or Priority Claim by such holder or a Farley Claim (but no such defense or offset may be raised against the Deficiency Claims or Administrative Expense Claims of the Prepetition Secured Creditors in such capacity or against any Administrative Expense Claim by any members of the Ad Hoc Committee of 8 7/8% Noteholders or any professional retained by them, under section 503(b) of the Bankruptcy Code). Fruit of the Loom estimates that the recovery to holders of Allowed Class 4C Claims will be in the range of approximately $40.6 million, or approximately 16.3% of their Allowed Claims.

B.   LIMITED RELEASE OF RELEASED PARTIES.

     The limited release and exculpation provided to participants in the plan process has been expanded to include the Ad Hoc Committee of 8 7/8% Noteholders and the members thereof, so that, except as otherwise specifically provided for by the Amended Plan (and without limiting the generality of Section 14.1 of the Amended Plan as to Fruit of the Loom and Reorganized Fruit of the Loom), upon consummation of the Plan, all Entities shall be conclusively presumed to have released the following parties (but solely to the extent set forth below): (a) Fruit of the Loom, Reorganized Fruit of the Loom, and Newco; (b) the Creditors' Committee and the present and former members thereof (including ex officio members), (c) the Bank Steering Committee and the members (both present and former) thereof, (d) the Noteholders Steering Committee and the present and former members thereof, (e) the Indenture Trustees, (f) the DIP Agent and the DIP Lenders, (both present and former) (g) the Prepetition Secured Creditors in their respective capacity as Prepetition Secured Creditors, (h) the Prepetition Agent, the Synthetic Lease Agent, the Prepetition Collateral Agent, and the Farley Agent, (i) the JPLs, (j) Berkshire and Purchaser, (k) the Ad Hoc Committee of 8 7/8% Noteholders and the members thereof, and (l) all directors, officers, agents, attorneys, affiliates, employees, accountants, advisors, financial advisors of any of the foregoing (other than Farley, unless the claims of Fruit of the Loom against Farley shall have been fully satisfied) (each of the foregoing, a "Released Party"), from any Claim or Cause of Action based on, arising from, or in any way connected with, (A) the Reorganization Cases and the Cayman Proceeding (including, without limitation, any actions taken and/or not taken with respect to the administration of any Estate or the operation of the business of any Debtor), (B) the Amended Plan or the Scheme of Arrangement or the Distributions received thereunder, or (C) the negotiation, formulation, and preparation of the Initial Plan, the Plan, the Amended Plan, the Scheme of Arrangement, or the Postpetition Credit Agreement (including any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Bankruptcy Court related thereto), except to the extent any such claim or Cause of Action against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct. In all respects, Fruit of the Loom, Reorganized Fruit of the Loom, Newco, and each of the Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in the Amended Plan will be deemed to release the parties to Berkshire Agreement or the Plan Entities from the obligations to perform any agreement or covenant in the Berkshire Agreement which calls for performance after the Closing of the Berkshire Agreement.

C.   MODIFICATION OF THE PLAN.

     1.   Modification Before the Confirmation Date.

     Fruit of the Loom may alter, amend, or modify the Amended Plan or any provision or portion thereof under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that Fruit of the Loom shall make (i) no modification to the Amended Plan that adversely affects the distribution to and treatment of Class 4A or 5 without the Consent of the Unsecured Creditors Committee, (ii) no modification to the Amended Plan that adversely affects the distribution to and treatment of Class 4C without the Consent of the Ad Hoc Committee of 8 7/8% Noteholders, (iii) no Material modification, of any nature, without the Consent of the Bank Steering Committee and the Noteholders Steering Committee, (iv) no modification that Material Adversely Affects the treatment of and distribution to Class 2 Claims held by members of, or funds or accounts advised or managed by members of, the Ad Hoc Committee without the Consent of the members of the Ad Hoc Committee (which shall not be unreasonably withheld), and (v) no modification, except in compliance with Section 4.07 of the Berkshire Agreement without the consent of the Purchaser. Fruit of the Loom shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or any order of the Bankruptcy Court and shall, in any event, provide such notice to counsel for the Committees. A holder of a Claim that has accepted the Amended Plan shall be deemed to have accepted the Amended Plan as altered, amended, modified, or clarified, unless the proposed alteration, amendment, modification, or clarification adversely changes the treatment of the Claim of such holder.

     2. Modification After the Confirmation Date and Before Substantial Consummation.

     After the Confirmation Date and prior to "substantial consummation" (as that term is defined in Bankruptcy Code section 1101(2)) of the Plan, Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and otherwise provide for such matters as may be necessary to carry out the purpose and effect of the Plan, as long as the proceedings do not adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that, to the extent required by the Bankruptcy Rules or an order of the Court, prior notice of any such proceedings shall be served in accordance therewith; and, provided further, that neither Fruit of the Loom nor Reorganized Fruit of the Loom shall seek any Material modification to the Plan without (a) with respect to any change which would affect the transactions under the Berkshire Agreement, the consent of the Purchaser, (b) the Consent of the Prepetition Secured Creditors,
(c) to the extent that any such modification to the Plan would adversely affect the treatment of Claims in Classes 4A or 5, the Consent of the Creditors' Committee, (d) to the extent that any such modification to the Plan would adversely affect the treatment of Claims in Class 4C, the Consent of the Ad Hoc Committee of 8 7/8 % Noteholders, and (e) to the extent that any such modification to the Plan would Materially Adversely Affect the distribution to and treatment of Class 2 Claims held by members of the Ad Hoc Committee of 8 7/8% Noteholders, the Consent of the Ad Hoc Committee of 8 7/8% Noteholders, which Consent shall not be unreasonably withheld. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not adversely change the treatment of the Claim of such holder.

D.   PLAN SUPPLEMENT.

     Except as otherwise provided in the Plan, forms of the following documents in form and substance subject to the Consent of the Prepetition Secured Creditors and, solely to the extent provided in the Berkshire Agreement, the Purchaser, shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten days prior to the amended Voting Deadline: FOL Liquidation Trust Agreement, Unsecured Creditors Trust Agreement, the documents establishing NWI Successor and the Custodial Trust, the EPA Settlement Agreement, Schedule of Allowed Prepetition Secured Creditor Claims, the form Letter of Transmittal, the aggregate severance amount for the Designated Executives, the Assumption and Assignment Schedule, the mutual release, the Amended Certificates of Incorporation, the Amended By-Laws, and, as applicable, the amendment to the Scheme and the Explanatory Statement. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal Bankruptcy Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to Fruit of the Loom in accordance with Section 16.4 of the Plan.

E.   SCHEME OF ARRANGEMENT.

     The Scheme of Arrangement, substantially in the form attached as Exhibit D to the Disclosure Statement, has been filed with the Grand Court of the Cayman Islands in the Cayman Proceeding with respect to FTL Cayman only, and not with respect to any other member of Fruit of the Loom, and will be submitted to that court for its approval with respect to FTL Cayman only. See Disclosure Statement
Section VIII, "Summary of Scheme of Arrangement" and the Explanatory Statement for more information about the Scheme of Arrangement. To the extent required to conform to changes in the Amended Plan, the JPLs shall file an amendment to the Scheme of Arrangement and to the Explanatory Statement with the Cayman Court and a copy of each will be filed as a part of the Plan Supplement.

                                       V.
                        CONFIRMATION OF THE AMENDED PLAN

A.   CONFIRMATION HEARING

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the Amended Plan. At the Confirmation Hearing, the Bankruptcy Court will confirm the Amended Plan only if all of the requirements of section 1129 of the Bankruptcy Code described in the Disclosure Statement are met.

     The Confirmation Hearing has been scheduled to begin on April 19, 2002, at 10:30 a.m. (New York time) before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

B.   DEADLINE TO OBJECT TO CONFIRMATION

     Any objection to the confirmation of the Amended Plan must be made in writing and specify in detail (i) the name and address of the objector, (ii) all grounds for the objection and (iii) the amount of the Claim or number and class of shares of stock of Fruit of the Loom held by the objector. ANY SUCH OBJECTION MUST BE FILED WITH THE BANKRUPTCY COURT, WITH A COPY TO JUDGE WALSH'S CHAMBERS, AND SERVED SO THAT IT IS RECEIVED BY THE BANKRUPTCY COURT, CHAMBERS, AND THE FOLLOWING PARTIES ON OR BEFORE APRIL 9, 2002 AT 4:00 P.M. (NEW YORK TIME): (i) counsel to Fruit of the Loom, (a) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005-1413, Attn: Luc A. Despins, Esq. and
(b) Saul Ewing LLP, 222 Delaware Avenue, Suite 1200, Wilmington, Delaware 19801,
Attn: Norman L. Pernick, Esq.; (ii) counsel to the Creditors' Committee, (a) Otterbourg Steindler Houston & Rosen PC, 230 Park Avenue, 30th Floor, New York, New York 10169, Attn: Scott L. Hazan, Esq., and (b) Pepper & Hamilton, 1201 Market Street, Suite 1600, P.O. Box 1709, Wilmington, Delaware 19899, Attn:
David Stratton, Esq.; (iii) Office of the United States Trustee, 601 Walnut Street, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: Joseph McMahon, Esq.; (iv) counsel to the Prepetition Secured Creditors (a) Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, 60603, Attn: Bryan Krakauer; (b) Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601,
Attn: Thomas F. Blakemore, Esq., (c) Akin, Gump, Strauss, Hauer & Feld, LLP, 590 Madison Avenue, 20th Floor, New York, New York 10022, Attn: Fred Hodara, Esq.,
(d) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street New York, New York 10019, Attn: Richard D. Feintuch, Esq., and (e) Moore & Van Allen, PLLC, 100 North Tryon Street, Floor 47, Charlotte, North Carolina 28202-4003, Attn: David
S. Walls, Esq.; (v) counsel to the Ad Hoc Committee of 8 7/8% Noteholders:
Hennigan, Bennett & Dorman, 601 South Figueroa Street, Suite 3300, Los Angeles, California 90017, Attn: Bruce Bennett, Esq. and (vi) counsel to Purchaser:
Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, California 90071-1560, Attn: Thomas B. Walper, Esq.

CONCLUSION AND RECOMMENDATION

     Fruit of the Loom believes that confirmation and implementation of the Amended Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Any alternative to confirmation of the Amended Plan, such as liquidation or attempts to confirm another plan of reorganization, would involve significant delays, uncertainty, and substantial additional administrative costs. Moreover, as described above, Fruit of the Loom believes that its creditors will receive at least as much as in a liquidation and, in most cases, greater and earlier recoveries under the Amended Plan than those that could be achieved in a liquidation. FOR THESE REASONS, FRUIT OF THE LOOM URGES ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE AMENDED PLAN TO RETURN THEIR BALLOTS ACCEPTING THE PLAN.

Dated: Wilmington, Delaware
       March 19, 2002

                              FRUIT OF THE LOOM, LTD.; FRUIT OF THE LOOM, INC., a Delaware corporation; NWI LAND MANAGEMENT CORP.; UNION UNDERWEAR COMPANY, INC.; ALICEVILLE COTTON MILL INC.; FRUIT OF THE LOOM ARKANSAS, INC.; THE B.V.D. LICENSING CORP.; THE B.V.D. LICENSING CORP.; FOL CARIBBEAN CORP.; FAYETTE COTTON MILL, INC.; FRUIT OF THE LOOM, TEXAS, INC.; FRUIT OF
                              THE LOOM CARIBBEAN, INC.; FTL SALES COMPANY, INC.; UNION YARN MILLS, INC.; GREENVILLE MANUFACTURING, INC.; WINFIELD COTTON MILL, INC.; MARTIN MILLS, INC.; LEESBURG KNITTING MILLS, INC; SALEM SPORTSWEAR CORPORATION; RABUN APPAREL, INC.; WHITMIRE MANUFACTURING, INC.; PRO PLAYER, INC.; GITANO FASHIONS LTD.; FOL R&D, INC., F/K/A JET SEW TECHNOLOGIES, INC.; UNION SALES, INC.; ARTEX MANUFACTURING CO., INC.; FTL INVESTMENTS, INC.; FTL REGIONAL SALES CO., INC.; LEESBURG YARN MILL, INC.; SALEM SPORTSWEAR, INC.; FRUIT OF THE LOOM TRADING COMPANY; DEKALB KNITTING CORP.; FTL SYSTEMS, INC.; SHERMAN WAREHOUSE CORP.; and FRUIT OF THE LOOM, INC., a New York corporation

                              By:  /s/ John J. Ray
                                   -----------------------------------
                                   Name:  John J. Ray III
                                   Title: Chief Administrative Officer



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